UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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New York REIT, Inc.
(Name of Registrant as Specified in Its Charter)

WW Investors, LLC Michael L. Ashner James P. Hoffmann Gregory Hughes Neil H. Koenig Steven Witkoff
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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WW Investors LLC, together with the other participants named herein (collectively, “WW Investors”) intends to make preliminary filings with the Securities and Exchange Commission of a preliminary proxy statement and accompanying proxy card to be used to solicit votes for the election of the WW Investor Group’s slate of director nominees to the Board of Directors of New York REIT, Inc. (“NYRT” and, the “Company”), at the Company’s upcoming 2016 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On September 26, 2016, issued the following press release, which includes the full text of a letter issued to the Company’s stockholders:

ASHNER/WITKOFF STOCKHOLDER GROUP ISSUES LETTER TO CHAIRMAN OF NEW YORK REIT

- Outlines Breakdown in Process of Coming to a Collaborative Resolution with NYRT -

- Reiterates the Presence of Significant Governance and Compensation Issues at NYRT -

NEW YORK, NY, September 26, 2016, — (PR Newswire) - Michael L. Ashner, Steven Witkoff, and WW Investors LLC (“WW Investors”), a jointly owned entity of Michael L. Ashner and Steven Witkoff, announced today that they have issued a letter to the chairman of New York REIT, Inc. (NYSE: NYRT) (the “Company”). WW Investors’ letter addresses the status of discussions between WW Investors and the Company’s Board of Directors (the “Board”), and WW Investors frustrations with the self-interested and intransigent position of the Board which makes reconciliation of issues currently impossible.

WW Investors asks shareholders who agree with the positions described in the letter and want real shareholder representation on the Board, as well as an end to the needless waste of time and corporate resources, to please make their voices heard by directly contacting the chairman of the Board, Randy Read, and the Company’s Investor Relations. WW Investors requests that shareholders let the Company hear their views on immediate Board representation, a dual election process and, most importantly, permanently opting out of staggering the Board through MUTA. For NYRT’s shareholders’ convenience, the respective email addresses and telephone numbers for NYRT’s chairman and Investor Relations are set forth below. Carpe Diem!

Randolph Read

702-838-7323

rcread@icmgi.com

Matthew Furbish

212-415-6500

Investorrelations@nyrt.com

The full text of the letter follows:

September 19, 2016

Dear Mr. Read,

WW Investors LLC, an entity jointly owned by Michael L. Ashner and Steven Witkoff (collectively “WW Investors”), has prepared this open letter to members of the Board of Directors of NYRT (the “Board”) to share their views as to the reasons behind the breakdown of discussions between WW Investors and the Board, as well as to inform shareholders of these negotiations and the intransigence of certain Board members as to a particular issue.

Background. A little background is in order to place this all in context. In May 2015, an expectation was created by the Board when it announced that Barclays Bank had been engaged to oversee a strategic transaction, which included a sale of NYRT. Sadly, notwithstanding more than 40 qualified interested parties indicating interest and rumored $12+ bids, no sale occurred. However, the market expectation of an imminent sale did drive the price up to approximately $11 per share, resulting in an increase to the one time listing fee paid to NYRT's advisor of approximately $12 million and a stock price that then reverted quickly to a $9 per share trading range. OUCH!

In November of 2015, after two new independent directors were added to the Board, a second strategic review process was initiated, this time overseen by Eastdill Secured. While the stock price again reacted favorably as new expectations were created, sadly no transaction occurred, although a rumored price exceeding $11 per share had been offered. With no transaction forthcoming, NYRT’s share price once again drifted down to a $9 per share trading range. And then it happened—the announcement of the singularly worst REIT merger transaction proposal from the acquiree's standpoint that we can recall: the JBG transaction. So bad was the market’s reaction to the proposed transaction, that NYRT’s share price fell to the low $8 per share trading range. Consider this, the difference between a potential sale at a price of $12 per share from the Barclays process and a merger value of $8 per share from the JBG transaction resulted in a potential loss to shareholders of more than $600 million. Bullet dodged, except not entirely. The cost to the Company in breakup fees, legal fees and related costs exceeded $20million and when added to the exaggerated listing fee, we are now looking at more than $33 million out the door. Were these decisions well considered? Did they reflect shareholder interests or those of the advisor? We believe that the answer to each is self-evident.

WW Investors entered the picture in June 2015 with our proposal to purchase 10 million NYRT shares at $12 per share, a proposal rejected out of hand by the Board. Letters from WW Investors to the Board meaning to explain its shortsightedness in summarily dismissing our offer followed. In late November 2015, members of the Board likely concerned that we were intending to initiate a proxy contest, which we were, asked us to stand down as they initiated the Eastdill go round. Out of respect and consideration for all NYRT shareholders, we did so. With the announcement of the awful JBG proposal, we reengaged immediately setting forth our opposition to the merger in a detailed manner, as well as nominating five members to the Board for the scheduled October 24th annual meeting. Announcement of our intentions was clearly correlated to an increased share price, which moved once again into the $9 per share price range. Our vocal opposition to the JBG merger led the foray with the Company ultimately abandoning the proposed transaction, although incurring the $20 +million in costs. Thereafter, the Board finally acted on our demand by announcing that it would pursue a plan of liquidation for NYRT, an option, among others, we had long been recommending. Both developments were somewhat heartening. Most recently, the Board announced that it was seeking third party proposals (the "RFP") to engage a replacement advisory manager, although it left the door open for the existing advisor to participate in the process. Another favorable development assuming the RFP process is to be fairly and justly administered. Not only do we intend to participate in the process through our affiliate if the current advisor participates, but we are attaching to this letter a summary of our proposed terms compared to the terms of the existing agreement with the current advisor. And, for the record and despite rhetoric from management that might imply otherwise, we state for the record that neither WW Investors nor any of its affiliates seeks to acquire any interest in assets sold by NYRT.

Collaborative Resolution. As you are aware, WW Investors and members of NYRT’s Corporate Governance Committee have held discussions seeking to resolve differences without a protracted proxy contest. Until recently, the talks appeared fruitless, as we believed a global settlement required a resolution of both governance issues and compensation issues. Although we have no idea why, the Board, we were told, rejected this view unwilling to include members of the compensation committee or the conflicts committee in the discussions. Progress appeared to be possible, however, with the Board's announcement of the RFP as, after all, such a process would address the compensation issues if fairly conducted.

So that left just governance to be resolved. In the interest of resolution, we conceded to just two additional Board members to be selected by WW Investors resulting in an eight member Board, and accepted a myriad of other terms that demonstrate our flexibility to come to a reasonable resolution. We accepted the committee assignments proposed by the Board. We agreed to the requested standstill proposal following the Board appointments. We agreed to a reasonable share ownership maintenance level, although all 1.45 million of our shares were purchased while existing Board members had purchased little if any shares for their own account; and, we agreed to participate in the RFP process only if the existing advisor participated.

To the Board’s credit, it appeared to accept our requests that it pass a resolution opting out of MUTA as well as our proposal that both the meeting in connection with the annual election for the Board and the meeting in connection with the adoption of a plan of liquidation be held simultaneously. In view of the importance and value to shareholders of these governance issues, we assume the Board will remain steadfast in support of these principles notwithstanding the outcome of our mutual discussions.

WW Investors has sought a reasonable reimbursement of our actual out of pocket expenses, which was still under discussion. In view of the shareholder value we have worked to create, particularly by contributing to the demise of the JBG transaction, we were taken aback by your response to this small issue. How much has the Board spent just attempting to fix the problems we have raised? Are Board members considering reimbursing the Company for the misspent $32+million? How many millions have Board members extracted from the Company for their own personal enrichment in the past?

But what is the real issue preventing a resolution between us- we were told a demand by certain Board members that our nominees be “non-voting” observers until after the annual election? WW Investors is very much aware that our participation going forward indicates to the shareholder constituency that we will be participating if not endorsing the decisions that will be made by the Board. Between now and the election important decisions in fact will be made- reviewing the proxy document relating to the plan of liquidation, the results of the outcome of the RFP, gearing up the sales process etc. to represent shareholder interests. We firmly believe that in order for shareholders to take any comfort in the manner in which these decisions are made, WW Investors must be a part of those decisions. We cannot endorse or become subject to a prearranged outcome for which we had no input. Moreover, is it reasonable to expect WW Investors to enter into an immediate standstill now with all of these outstanding issues including an upcoming election, without first acquiring Board seats? Is there some hidden agenda here- perhaps a predetermined RFP outcome, a plan of liquidation with unusual terms, prearranged related party sales? Worse yet, is this bizarre restraint a means by which the more independently minded directors will continue to be limited to minority voting status until the election and then not renominated at the next annual meeting so that the Board seats provided to us will thereafter also become a permanent voting minority? Clever but so distasteful—the appearance of shareholder concern by certain Board members with the reality of continued shareholder oppression.

Choice. It is yours. The Board can change direction putting the past behind us and giving shareholders their needed representation now or the Board can prolong the waste and conflict into the future. Be assured if the later course is elected, WW Investors is not going away.

As WW Investors will make this open letter available to all of NYRT’s shareholders, kindly forward it to the other members of the Board.

Regards,

Michael L. Ashner

WW Investors LLC

About WW Investors LLC, Michael L. Ashner and Steven Witkoff:

Michael L. Ashner is currently the Chairman and Chief Executive Officer of Winthrop Realty Trust, a publicly traded real estate investment trust in the process of shareholder approved liquidation. Mr. Ashner has over 30 years of experience in owning, managing, leasing, selling and investing in all types of real estate and real estate related assets. Mr. Ashner has been the Chairman of six publicly traded real estate investment trusts and served as Chief Executive Officer for five of them, all five of which successfully engaged in a strategic transaction to maximize value for their stockholders. Steven Witkoff is currently the Chairman and Chief Executive Officer of The Witkoff Group, a privately held, global real estate development and investment firm headquartered in New York City. WW Investors LLC is a venture between Mr. Witkoff and Mr. Ashner to acquire shares of common stock in NY REIT.

CONTACT:

Michael L. Ashner

WW Investors LLC

Email: mashner@firstwinthrop.com

Tel: (516) 822 - 0022

Bob Marese

MacKenzie Partners, Inc.

Email: bmarese@mackenziepartners.com

Tel: (212) 929 – 5405

Larry Schimmel

MacKenzie Partners, Inc.

Email: lschimmel@mackenziepartners.com

Tel: (212) 378 – 7068

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

WW Investors LLC, Michael L. Ashner and Steven Witkoff (collectively, “WW Investors Group”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of the Company.

The following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation: WW Investors LLC, Michael L. Ashner, James P. Hoffmann, Gregory Hughes, Neil H. Koenig, and Steven Witkoff.

WW INVESTORS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENTS AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENTS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

As of the date hereof, WW Investors directly owns 80 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”). As of the date hereof, Mr. Ashner directly owns 1,057,100 shares of Common Stock, and may be deemed to beneficially own an additional 6,000 shares of Common Stock held in his spouse’s IRA. As of the date hereof, Mr. Hoffman directly owns 75,000 shares of Common Stock. As of the date hereof, Mr. Hughes directly owns 20,000 shares of Common Stock. As of the date hereof, Mr. Witkoff directly owns 149,960 shares of Common Stock. Each of Messrs. Ashner and Witkoff, as a manger and a member of WW Investors, may be deemed the beneficial owner of the 80 shares of Common Stock directly owned by WW Investors. Mr. Koenig does not directly or indirectly own any shares of Common Stock.